                                                                    EXHIBIT 11.1

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.
                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

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
                            PERIOD FROM                          THREE MONTHS ENDED
                         SEPTEMBER 3, 1993 YEAR ENDED JUNE 30,      SEPTEMBER 30,
                            (INCEPTION)    -------------------- ----------------------
                         TO JUNE 30, 1994    1995       1996      1995        1996
                         ----------------- ---------  --------- ---------  -----------
                                                                     (UNAUDITED)
Weighted average shares
 outstanding............     4,420,000     4,424,420  4,473,040 4,473,040    4,420,000
  Common Stock
   equivalents:
    Stock options
     granted............        37,000        37,000     37,000    37,000       37,000
    Warrants granted....        47,003        47,003     47,003    47,003       47,003
                             ---------     ---------  --------- ---------  -----------
Common shares used in
 computing net income
 (loss) per share.......     4,504,003     4,508,423  4,557,043 4,557,043    4,504,003
                             =========     =========  ========= =========  ===========
Net income (loss).......     $(249,480)    $(423,853) $ 553,412 $(282,031) $(2,742,338)
                             =========     =========  ========= =========  ===========
Net income (loss) per
 common share...........        $(0.06)       $(0.09)      $.12    $(0.06)      $(0.61)
                             =========     =========  ========= =========  ===========
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